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                                                                       EXHIBIT 3


                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           GLOBAL MAINTECH CORPORATION



                                 Article 1. Name

         The name of the corporation is Global MAINTECH Corporation.

                          Article 2. Registered Office

         The address of the registered office of the corporation is 7578 Market Place Drive, Eden Prairie, MN 55344.

                          Article 3. Authorized Shares

         3.1 Designation and Number. The aggregate number of authorized shares of the corporation is 50,000,000 shares, no par value, of which 887,980 shares shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and 615,385 shall be designated Series B Convertible Cumulative Preferred Stock (the "Series B Preferred Stock") and 48,496,635 shares shall be divisible into such classes and series, have such designations, voting rights, and other rights and preferences and be subject to such restriction as the Board of Directors of the corporation may from time to time establish, fix and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated in these Amended and Restated Articles by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences. The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock (the Series A Preferred Stock and the Series B Preferred Stock sometimes referred to together as the "Preferred Stock") are set forth in this
Article 3.

         3.2 Dividend Provisions.

                  (a) Dividends shall be payable on the Series A Preferred Stock out of funds legally available for the declaration of dividends, only if and when declared by the Board of Directors. In no event shall any dividend be paid or declared, nor shall any distribution be made, on the Common Stock, unless holders of the Series A Preferred Stock shall participate in such dividend on a pro rata basis with the holders of Common Stock, counting shares of Series A Preferred Stock on an as-if-converted basis.

                  (b) Upon issuance, dividends shall accrue on each share of outstanding Series B Preferred Stock at an annual rate equal to $.52 per share per annum (8% of the Series B Original Issue Price, as defined below). Such dividends shall be cumulative and shall be payable upon any
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conversion of the Series B Preferred Stock pursuant to Section 3.4 below. Such dividends shall be payable by the corporation, in its sole discretion, all in cash out of legally available funds of the corporation or all by the issuance of a number of shares of the corporation's unrestricted, freely tradable Common Stock equal to the dividends owing on the Series B Preferred Stock; provided, however, that prior to the payment of any such dividend by the issuance of shares of the corporation's Common Stock, the corporation shall deliver to the investors of the Series B Preferred Stock an opinion of counsel stating that all such shares have been validly registered under the Securities Act of 1933, as amended (the "Securities Act"), so as to be freely tradable, and that such shares are duly authorized, validly issued and nonassessable . For the purposes hereof, the number of shares of the corporation's Common Stock issuable in lieu of any cash dividend payment shall equal the total dividend payment then due divided by the average closing bid price for one share of Common Stock as quoted on the Nasdaq Stock Market (or, if not so quoted on the Nasdaq Stock Market, as quoted in the over-the-counter market) for the ten consecutive trading days prior to the payment of such dividends. Dividends on shares of the Series B Preferred Stock shall accrue beginning on the date of issuance of the shares of Series B Preferred Stock, shall compound on an annual basis and shall be payable upon conversion of the Series B Preferred Stock. All accrued and unpaid dividends on the Series B Preferred Stock must be paid before any dividends may be declared or paid on any other junior series of Preferred or Common Stock issued by the corporation.

         3.3. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reasons of their ownership thereof, an amount equal to $.375 per share, subject to adjustment in the event of any stock dividend, split, distribution or combination with respect to such shares. If upon the occurrence of such event, the assets and funds of the corporation available for the distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they shall be entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets and funds of the corporation legally available for distribution in proportion to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, subject to the prior liquidation preference of the holders of the Series A Preferred Stock, the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $6.50, as adjusted pursuant to Section 3.5(c) hereof (the "Series B Original Issue Price"), and (ii) an amount equal to cumulative unpaid dividends on such shares (such sum referred to as a "Liquidation Amount"). If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid

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preferential amounts, then, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock.

                  (c) Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 3.3, if assets remain in the corporation, the remaining assets of the corporation shall be distributed ratably among the holders of the corporation's Common Stock, Series A Preferred Stock and the Series B Preferred Stock in proportion to the number of shares of Common Stock held by each (assuming full conversion of all shares of Series A Preferred Stock and Series B Preferred Stock).

                  (d) (i) For purposes of this Section 3.3, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation, unless the corporation's shareholders as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                  (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value.

                  (iii) In the event the requirements of this Section 3.3 are not complied with, the corporation shall forthwith either:

                           (A) cause such closing to be postponed until such
                  time as the requirements of this Section 3.3 have been complied with, or

                           (B) cancel such transaction, in which event the
                  rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3.3(d)(iv) hereof.

                  (iv) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than 30 days prior to the shareholders' meeting called to approve such transaction, or 30 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction; provided, however, that the holder of any shares of then outstanding Preferred Stock shall have the right during such applicable period to convert such shares pursuant to
         Section 3.3 hereof. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3.3, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 30 days, 20 days in the case of the holders of Series B Preferred Stock, after the corporation has given the first notice

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provided for herein or sooner than ten days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock, each voting as a series.

         3.4. Conversion.

                  (a) Conversion of Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof at any time into the number of shares of Common Stock of the corporation equal to the number obtained by dividing the Series A Issuance Price (as defined below) per share of such Series A Preferred Stock by the conversion price computed as hereinafter set forth (the "Series A Conversion Price") in effect for such Series A Preferred Stock at the time of conversion. The Series A Issuance Price is $.375 per share, and the initial Series A Conversion Price for Series A Preferred Stock is $.375 per share. The Series A Conversion Price is subject to adjustment from time to time as hereinafter provided.

                  In order to exercise the conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate to the corporation at its principal office, accompanied by written notice to the corporation that the holder elects to convert a specified portion or all of such shares. Series A Preferred Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Series A Preferred Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, certificates representing the number of shares of Common Stock issuable upon conversion, rounded to the nearest full share, and a certificate or certificates for the balance of the Preferred Stock surrendered, if any, not so converted into Common Stock.

                  (1) Adjustment to Series A Conversion Price. The Series A Conversion Price is subject to adjustment from time to time as follows:

                       (i) Dividends. In case the corporation shall declare a
              dividend upon its shares of Common Stock payable otherwise than in cash out of earnings or surplus (including a dividend payable in shares of Common Stock), then thereafter each holder of shares of Series A Preferred Stock upon conversion thereof will be entitled to receive the number of shares of Common Stock into which such Series A Preferred Stock shall be converted and, in addition and without payment thereof, the cash, stock or other securities and other property (including Common Stock) which such holder would have received by way of dividends or distributions (otherwise than out of earnings or surplus) if continuously since the record date for any such dividend or distribution such holder (i) had been the record holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock shall be convertible, and
              (ii) had retained all dividends or distributions in stock or securities payable in respect of such Common Stock or in respect of any

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              stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock.

                       (ii) Subdivisions and Combinations. In case the
              corporation shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision or split shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the corporation shall be combined into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                       (iii) Reorganizations. In any capital reorganization or
              reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified in such reorganization, reclassification, consolidation, sale or merger in lieu of the shares of Common Stock of the corporation immediately theretofore receivable upon the conversion of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to number of shares of Common Stock immediately theretofore receivable upon the conversion of the Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Series A Conversion Price for the Series A Preferred Stock and of the number of shares receivable upon the conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of the Series A Preferred Stock. The corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation (if other than this corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Series A Preferred Stock at the last address of such holders appearing on the books of the corporation the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

         (2) Notice Regarding Series A Conversion Price Adjustments. Upon any adjustments of the Series A Conversion Price for the Series A Preferred Stock, then and in each such case the corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Series A Preferred Stock at the addresses of such holders as shown on the books of the corporation, which notice shall state the Series A Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such

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price upon the conversion of the Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  (3) Other Notices. In case at any time:

                       (i) the corporation shall pay any dividend payable in
              stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

                       (ii) the corporation shall offer for subscription pro
              rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                       (iii) there shall be any capital reorganization,
              reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with, or sale of all or substantially all of its assets to, another corporation; or

                       (iv) there shall be a voluntary or involuntary
              dissolution, liquidation or winding up of the corporation;

then, in any one or more said cases, the corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the addresses of such holders as shown on (aa) the books of the corporation, on the date on which the books of the corporation shall close or a record shall be take for such dividend, distribution or subscription rights, or (bb) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the corporation's transfer books are closed in respect thereto.

                  (b) Conversion of Series B Preferred Stock. At the option of the holder thereof, each share of Series B Preferred Stock shall be convertible at any time during the period commencing on the day on which the resale of the Common Stock underlying the Series B Preferred Stock (the "Series B Conversion Stock") is registered under the Securities Act and expiring on September 23, 2001; provided, however, that if upon such expiration date the Series B Conversion Stock is not subject to an effective Registration Statement under the Securities Act, such expiration date shall be extended until 30 days after the Series B Conversion Stock is subject to an effective registration statement under the Securities Act (the "Extension Period"). Each share of Series B Preferred Stock shall be convertible at the office of the corporation or any transfer agent for such stock into such number of fully paid and nonassessable shares of the corporation's Common Stock as is determined by dividing the Series B Original Issue Price, subject to adjustment as provided in

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Section 3.5, by the Series B Conversion Price applicable to such shares determined as hereafter provided, in effect on the date the certificate representing such share is surrendered for conversion (the "Series B Conversion Date"). The Series B Conversion Price initially will be $3.25. After February 15, 1999, the Series B Conversion Price shall be equal to the average closing bid price of one share of the corporation's Common Stock as quoted by the Nasdaq SmallCap Market, the Nasdaq National Market or the principal exchange upon which shares of the corporation's Common Stock may be listed, or, if the corporation's Common Stock shall not then be quoted on the Nasdaq SmallCap Market or the Nasdaq National Market or listed on a national securities exchange, but shall otherwise be traded in the over-the-counter market, on such over-the-counter market, for the 20 consecutive trading days prior to the Series B Conversion Date (the "Trading Period") multiplied by .8 (the "Series B Conversion Price"); provided, however, that in no event shall the Series B Conversion Price exceed $2.50 per share or be less than $0.75 (the "Maximum Price" and "Minimum Price," respectively) per share; and provided, further, that appropriate adjustments shall be made in determining the average closing bid price if a recapitalization or other event affecting the corporation's Common Stock shall occur during the Trading Period.

                  (1) Dividend Payment. Should the corporation, pursuant to
Section 3.2 hereof, not elect to pay all outstanding, cumulative, accrued and unpaid dividends on the Series B Preferred Stock in shares of its Common Stock, the corporation shall pay, in immediately available funds, to the holder of any shares of Series B Preferred Stock being converted, all such dividends within five business days of the date that it receives notice of such holder's intent to convert such shares pursuant to (3) below. Separately, should the corporation elect to pay all outstanding, cumulative, accrued and unpaid dividends on the Series B Preferred Stock in shares of its Common Stock, it shall, within five business days of receiving a holder's notice of intent to convert, deliver certificates representing such shares to the holder of the Series B Preferred Stock.

                  (2) Automatic Conversion. Any shares of Series B Preferred Stock remaining outstanding on the later of September 23, 2001 or the expiration of any Extension Period shall be automatically converted as of such date pursuant to the conversion terms of Section 3.4(b) above. In any event, the corporation shall, within five business days after automatic conversion of the Series B Preferred Stock, issue and deliver a certificate or certificates for the number of shares of the corporation's Common Stock to which each former holder of Series B Preferred Stock is entitled. Notwithstanding the foregoing, no automatic conversion of the Series B Preferred Stock shall occur pursuant to this Section unless (i) all shares of the corporation's Common Stock underlying the shares of Series B Preferred Stock may be sold pursuant to an effective registration statement under the Securities Act, (ii) the corporation's Common Stock is listed and trading on The Nasdaq Stock Market, and (iii) the corporation has reserved and available for issuance a number of shares of its Common Stock sufficient to cover conversion of all outstanding shares of Series B Preferred Stock.

                  (3) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of the corporation's Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the

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corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice, via facsimile, to the corporation, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of the corporation's Common Stock are to be issued. The corporation shall, immediately thereafter (and in any event no more than five business days thereafter), issue and deliver to such holder of Series B Preferred Stock at the address shown on the corporation's records or at such other address as such party may designate by written notice to the corporation, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of the corporation's Common Stock to which such holder shall be entitled pursuant to
Section 3.4(b) and a certificate representing unconverted shares of Series B Preferred Stock, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the Series B Conversion Date, and the person or persons entitled to receive the shares of the corporation's Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the corporation's Common Stock as of such date.

                  (4) Mechanics of Automatic Conversion. On the Series B Conversion Date with respect to the automatic conversion pursuant to subsection 3.4(b)(2) above, the certificates representing shares of Series B Preferred Stock shall immediately represent that number of shares of the corporation's Common Stock into which such shares are convertible. Holders of Series B Preferred Stock shall deliver their certificates, duly endorsed in blank, to the principal office of the corporation, together with a notice setting out the name or names (with addresses) and denominations in which the certificates representing such shares of Common Stock issuable upon conversion are to be issued and including instructions for delivery thereof. The person entitled to receive the shares of the corporation's Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and on the Series B Conversion Date, and the rights of such person as a holder of shares of Series B Preferred Stock shall cease and terminate at and on the Series B Conversion Date, in any case without regard to any failure by such holder to deliver the certificates or the notice required by this subsection 3.4(b)(4). On the Series B Conversion Date with respect to automatic conversion, the corporation shall pay all outstanding, cumulative, accrued and unpaid dividends, either by the issuance of shares of its Common Stock or in cash, pursuant to the provisions set forth in 3.2(b)(1) above; provided, however, that should the corporation elect to pay such dividends by the issuance of additional shares of its Common Stock, the person entitled to receive such shares of the corporation's Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such additional shares on the Series B Conversion Date

                  (5) Notice of Adjustment. The corporation shall provide all holders of shares of Series B Preferred Stock five business days prior written notice of any adjustments in the Series B Original Issue Price, the Maximum Price, the Minimum Price or any other adjustments made pursuant to the provisions hereof.



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         (c) General Provisions.

                  (1) Common Stock Defined. As used in this Section 3.4, the term "Common Stock" shall mean and include the corporation's presently authorized Common Stock and shall also include any capital stock of any class of the corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of this corporation; provided that the shares receivable pursuant to conversion of the Preferred Stock shall include shares designated as Common Stock of this corporation as of the date of issuance of such Preferred Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in section 3.4(a)(1)(iii) above.

                  (2) No Impairment. The corporation will not, by amendment of these Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

                  (3) No Fractional Shares.     No fractional shares shall be
issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of the corporation's Common Stock to be issued in connection with each conversion shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into shares of the corporation's Common Stock and the number of shares of such Common Stock issuable upon such aggregate conversion.

                  (4) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A Preferred Stock, at least 30 days, 20 days in the case of the holders of Series B Preferred Stock, prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (5) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of its Common Stock as shall from time to time be sufficient to effect the conversion

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of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of the corporation's Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the corporation's Amended and Restated Articles of Incorporation.

                  (6) Notices. Any notice required by the provisions of this
Section 3.4 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the corporation.

         3.5. Anti-Dilution Provisions.

                  (a) In case at any time the corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Series B Original Issue Price, the Maximum Price and the Minimum Price in effect immediately prior to such subdivision shall be proportionately reduced, and the corporation shall subdivide the Series B Preferred Stock in the same proportion. In case at any time the outstanding shares of the corporation's Common Stock shall be combined into a smaller number of shares, the Series B Original Issue Price, the Maximum Price and the Minimum Price in effect immediately prior to such combination shall be proportionately increased, and the corporation shall combine the Series B Preferred Stock in the same proportion. Any adjustment under this paragraph 3.5(a) shall become effective at the close of business on the date the subdivision or combination shall become effective. The corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Preferred Stock to such number of shares as shall be sufficient for any such purposes, including engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the corporation's Amended and Restated Articles of Incorporation.

                  (b) The corporation shall provide the holders of Series B Preferred Stock with at least ten days prior written notice of any capital reorganization or reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with another corporation, or the sale of all or substantially all of the corporation's assets to another corporation. Further, if any of the foregoing events shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Series B Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the corporation immediately theretofore receivable upon the conversion of shares of Series B Preferred Stock, such stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to

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         the number of shares of such stock immediately theretofore receivable upon the conversion of shares of Series B Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series B Preferred Stock to the end that the provisions hereof (including provisions for adjustments of the Series B Conversion Price and of the number of shares of Common Stock issuable upon the conversion) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such Series B Preferred Stock. The corporation shall not effect any such reorganization, reclassification, consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by operation of law or written instrument, the obligation to deliver to such holders of Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders of Series B Preferred Stock may be entitled to receive. Notice of such assumption shall be promptly mailed to the registered holders of Series B Preferred Stock hereof at the last address of such holder appearing on the books of the corporation.

                  (c) Upon any adjustment of the Series B Original Issue Price, the Maximum Price or the Minimum Price, then, and in each such case, the corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each registered holder of Series B Preferred Stock at the address of such holder as shown on the books of the corporation, which notice shall state the Series B Original Issue Price, the Maximum Price or the Minimum Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  (d) If any event occurs as to which in the good faith determination of the Board of Directors of the corporation the other provisions of this Section 3.5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the holders of Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.

         3.6. Voting Rights of Preferred Stock. The holder of each share of Preferred Stock shall have the right to vote on all matters submitted to the corporation's shareholders the number of votes that shall be equal to the number of shares of the corporation's Common Stock into which such holder's shares of Preferred Stock shall then be convertible (assuming a conversion as of the record date set for the vote).

         3.7 Special Voting Rights for Series A Preferred Stock. Without the affirmative vote or consent of holders of at least a majority of the Series A Preferred Stock at the time outstanding, voting separately as a class, the corporation shall not:


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

                  (a) Authorize or issue any (i) additional Series A Preferred Stock or (ii) shares of stock having priority over the Series A Preferred Stock or ranking on a parity therewith as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the corporation; or

                  (b) Declare or pay any dividend or make any other distribution on any shares of capital stock of the corporation at any time created and issued ranking junior to Series A Preferred Stock with respect to the right to receive dividends and the right to the distribution of assets upon liquidation, dissolution or winding up of the corporation (the "Junior Stock"), other than dividends or distributions payable solely in shares of Junior Stock, or purchase, redeem or otherwise acquire for any consideration (other than in exchange for or out of the net cash proceeds of the contemporaneous issue or sale of other shares of Junior Stock) or set aside as a sinking fund for the redemption or repurchase of any shares of Junior Stock; or

                  (c) Amend the articles of incorporation of the corporation so as to adversely affect any of the rights, preferences or privileges of the holders of Series A Preferred Stock.

         3.8. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3.4 hereof, the shares of Preferred Stock so converted shall be canceled.

                         Article 4. No Cumulative Voting

         There shall be no cumulative voting by the shareholders of the corporation.

                         Article 5. No Preemptive Rights

         The shareholders of the corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the corporation.

                     Article 6. Written Action by Directors

         An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.


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

                          Article 7. Director Liability

         A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80 A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 7 became effective.

         If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

         Any repeal or modification of the foregoing provisions of this Article 7 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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